Exhibit 11

                       CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to the Registration Statement under the Securities Act of 1933 on Form N-1A (File No. 33-87298) of our reports dated December 6, 1996 accompanying the financial statements and financial highlights of 1838 Investment Advisors Funds, (consisting of the 1838 Small Cap Equity Fund and the 1838 International Equity
Fund) in the Statement of Additional Information. We also consent to the reference to our Firm under the headings "General Information-Audits and Reports" and "Financial Statements" in the Statement of Additional Information.


/s/ Coopers & Lybrand
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COOPERS & LYBRAND L.L.P.


2400 Eleven Penn Center
Philadelphia, Pennsylvania
March 17, 1997